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EXHIBIT 99.1


Press Release                                         Source: SSP Solutions Inc.

SSP Solutions Announces Nasdaq Staff Listing Determination
Wednesday August 27, 8:13 pm ET


Addition of New Independent Director Planned

IRVINE, Calif.--(BUSINESS WIRE)--Aug. 27, 2003--SSP Solutions Inc. (Nasdaq:SSPX
- News) a leading provider of identity and information assurance products and services today announced that the Company received a Nasdaq Staff Determination on August 20, 2003 indicating that the Company failed to comply with Nasdaq's independent director and audit committee composition requirements, as set forth in Nasdaq MarketPlace Rules 4350(c) and 4350(d)(2)(A), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company has submitted a written response to the staff determination outlining the Company's current plans for compliance with independent director requirements through the appointment of directors from an investment group that is in the process of funding a new financial package. The Company is awaiting further determination from the Nasdaq Listing Qualifications Panel. There can be no assurance the Panel will grant the Company's request for continued listing.

Further, the quantitative listing standards of The Nasdaq National Market require, among other things, that listed companies maintain a minimum bid price of $1.00. In November 2002, we received a notice from Nasdaq indicating that our common stock had failed to maintain the required minimum bid price of $1.00 for the last 30 consecutive trading days and that, therefore, we had until February 20, 2003 to regain compliance with that requirement. We did not timely regain compliance with that requirement. In March 2003, we received a notice from Nasdaq that the period to regain compliance with the $1.00 minimum bid price had been extended an additional 90 days, through May 21, 2003. On May 22, 2003, we received a Nasdaq staff determination that we failed to timely regain compliance with the minimum bid price requirement and that our stock was subject to delisting. We appealed the staff's determination to a listing qualifications panel for consideration. On August 14, 2003, we received the findings of the panel, which allowed us through October 31, 2003 to evidence a closing bid price of at least $1.00 per share for 10 consecutive trading days for any time period prior to October 31, 2003 thereby meeting Nasdaq's minimum bid requirement for continued Nasdaq National Market listing. Should the bid price of the Company's stock not meet the minimum requirement by October 31, 2003, the extended time period would give us time to implement a reverse stock split, should we decide it was necessary to do so, with the requirement to have a closing bid price immediately thereafter of at least $1.00 per share.

If we do not timely regain compliance with the bid price requirements, whether through a reverse stock split (which we are considering, but have not made a decision about) or otherwise, we may be permitted to submit an application to transfer the listing of our common stock to The Nasdaq SmallCap Market if we satisfy the continued inclusion requirements for The Nasdaq SmallCap Market, including the independent director and audit committee composition requirements described above. The successful transfer of the listing of our common stock to The Nasdaq SmallCap Market would make available an extended grace period for the minimum $1.00 bid price requirement and would make available an additional 180 calendar day grace period if we meet the initial listing criteria for The Nasdaq SmallCap Market.

About SSP Solutions Inc.

SSP Solutions Inc. and SSP-Litronic design and develop innovative data and communication security solutions for both corporate and government institutions. Our solutions meet the performance and security requirements of today's demanding PKI based Information Assurance based environments. We provide network security, desktop protection, and high assurance messaging systems for many organizations of the U.S. Government. For more information, visit http://www.sspsolutions.com/ or call SSP Solutions Inc. (949) 851-1085 or SSP-Litronic (703) 905-9700.

Safe Harbor Statement Under the Private Securities
Litigation Reform Act of 1995

With the exception of historical information, matters discussed in this news release, including in particular, the reference to the possibility that we may be permitted to transfer our listing to The Nasdaq SmallCap Market and/or obtain an extended grace period for regaining compliance with minimum bid price requirements, are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond our control, including any future changes in Nasdaq rules and requirements or their application to our listing, and any additional deficiencies that may arise in the future with regard to our compliance with Nasdaq rules and requirements. Other risks inherent in our business are described in Securities and Exchange Commission filings. SSP Solutions, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


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_______________________
Contact:
     SSP Solutions, Inc.
     Editorial Contact:
     Press Relations, 949-851-1085
     pr@sspsolutions.com
     or
     Investor Contact:
     Thomas E. Schiff, 949-851-1085
     tom.schiff@sspsolutions.com